Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of April 13, 2023, by and between Anika Therapeutics, Inc., a Delaware corporation (the “Company”), Caligan Partners LP, Caligan Partners Master Fund LP and David Johnson, (collectively with each of their respective Affiliates and Associates, the “Investor Group”). Unless otherwise defined, capitalized terms shall have the meanings given to them in Section 15(a).

RECITALS

WHEREAS, certain members of the Investor Group submitted a letter to the Company on March 15, 2023 (the “Nomination Notice”) nominating two director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”); and

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a) Withdrawal of Proxy Contest and Related Matters. Simultaneous with the execution and delivery of this Agreement, the Investor Group (i) hereby irrevocably withdraws its Nomination Notice and any related materials, demands or notices submitted to the Company in connection therewith, (ii) shall immediately cease all solicitation efforts relating to the 2023 Annual Meeting concerning the Company and members of the slate of nominees proposed by the Company, namely John B. Henneman, III and Susan L. N. Vogt (the “Company Nominees”), and (iii) withdraws and terminates all requests for stock list materials and other books and records of the Company under the DGCL or other statutory or regulatory provisions providing for shareholder access to books and records, including the requests sent on March 3, 2023, March 29, 2023 and April 6, 2023.

(b) Appointment of Investor Group Designee. Promptly following the execution and delivery of this Agreement, the Board shall increase the size of the Board to eight directors and appoint the Investor Group Designee as a Class III director to the Board to fill the vacancy resulting from the increase in the size of the Board.

(c) Board Size. The Company agrees that, during the Standstill Period, the number of directors of the Company constituting the Board shall not exceed eight (8), including the Group Investor Designee.

(d) Committee Appointments. The Company agrees that concurrently with his appointment to the Board, the Investor Group Designee shall be appointed to the Compensation Committee of the Board, and the Company agrees to maintain such committee appointment during the Standstill Period, as long as the Investor Group Designee continues to serve on the Board.

(e) Capital Allocation Committee. As promptly as practicable following the execution and delivery of this Agreement, the Board shall form a committee of the Board to be named the Capital Allocation Committee (the “Capital Allocation Committee”), which shall continue in existence until the expiration of the Standstill Period. The Capital Allocation Committee will adopt a charter (the “Capital Allocation Committee Charter”) which will provide, among other things, that the responsibilities of the Capital Allocation Committee will include: (i) serving as an advisory group to the full Board, (ii) supporting and making recommendations to the Board regarding the Company’s capital allocation across its business segments and between internal investments and return of capital to shareholders and (iii) providing the Board with updates summarizing its progress. The Company shall provide the Investor Group with reasonable opportunity to review and comment upon the Capital Allocation Committee Charter and shall consider in good faith any changes proposed by the Investor Group. The Board shall take all action necessary to ensure that the Capital Allocation Committee shall at all times be comprised of three members, and shall initially be comprised of the Investor Group Designee and two existing members of the Board; provided, that, at all times, the Investor Group Designee or any Replacement Designee (as defined below), as applicable, shall serve on the Capital Allocation Committee. The Capital Allocation Committee Charter shall be available on the Company’s website along with the charters of the other committees of the Board, and shall not be modified during the Standstill Period.

(f) Share Repurchase Program. In the Press Release (defined below), the Company will commit to a return of capital program by authorizing (to the extent not previously authorized), and in good faith, subject to market conditions, applicable legal requirements and other relevant factors, taking actions reasonably designed to implement a share repurchase program, as determined by the Board, for an aggregate purchase price equal to $20,000,000, to occur within twelve months from the date hereof as follows: (i) the first $5,000,000 of which will be effected through an accelerated stock repurchase program with an investment bank commencing with the Company’s next open trading window, which will open on or before May 12, 2023, (ii) the second $5,000,000 of which to be purchased in the open market, and (iii) the remaining $10,000,000 of which to be purchased in the open market subject to positive cash flow.

(g) No Investor Group Arrangements. Other than as agreed to by the Company, the Investor Group and the Investor Group Designee agree that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the Standstill Period, between any members of the Investor Group and the Investor Group Designee providing for any compensation, reimbursement of expenses or indemnification of the Investor Group Designee solely in connection with or related to the Investor Group’s Designee’s service on the Board.

(h) Replacement Rights. During the Standstill Period, if the Investor Group (or any of its members) has not committed a material breach of this Agreement (as determined by a court of competent jurisdiction), in the event that the Investor Group Designee (or any replacement for the Investor Group Designee (such replacement, a “Replacement Designee”)) is no longer able to serve as a director of the Company due to death, disability, inability or otherwise, then the Investor Group shall be entitled to designate, subject to the approval (not to be unreasonably withheld or delayed) of the Nominating Committee, a candidate as the Replacement Designee. Any Replacement Designee shall qualify as an Independent Director. The Nominating Committee shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for Replacement Designee within five Business Days after such candidate has: (i) successfully completed a customary background check; (ii) completed satisfactory interviews with the existing directors, consistent with the Board’s past practice with all directors sitting on the Board; (iii) provided the Company with (A) a completed director questionnaire (in the form substantially similar to the questionnaire previously provided by the Investor Group Designee), and (B) such other information and agreements as may be reasonably requested by the Company; and (iv) agreed to take all necessary action to not be considered “overboarded” under the applicable policies of the Company, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) as a result of such Replacement Designee’s appointment to the Board. In the event the Nominating Committee declines to approve a candidate for Replacement Designee, (x) any agreements provided by such candidate pursuant to the previous sentence shall be null and void and of no effect and (y) the Investor Group may propose one or more additional candidates, subject to the approval process described above, until a Replacement Designee is approved by the Nominating Committee. Following the approval of a candidate for Replacement Designee by the Nominating Committee, the Board shall promptly appoint such Replacement Designee to the Board. Upon his or her appointment to the Board, such Replacement Designee shall be deemed the Investor Group Designee for all purposes under this Agreement.

2. Voting Commitments.

(a) During the Standstill Period, each of the members of the Investor Group shall appear in person or by proxy at each Stockholder Meeting for quorum purposes and to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed in respect thereof with respect to: (i) the election, removal and/or replacement of directors (a “Director Proposal”), and (ii) any other proposal that is submitted to the stockholders of the Company for their vote, other than a proposal with respect to amendments to the Company’s 2017 Omnibus Incentive Plan (the “Incentive Plan”) to, among other things, increase the number of shares to be issued under the Incentive Plan (the “Stock Plan Amendment”), or an Extraordinary Transaction.

(b) The shares of Common Stock owned beneficially or of record by the Investor Group as of the date of this Agreement are listed on Schedule A attached hereto.

3. Standstill. During the Standstill Period, except as otherwise provided in this Agreement, without the written consent of the Board, each of the members of the Investor Group shall not, directly or indirectly:

(a) (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any Voting Securities (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying Voting Securities that would result in the Investor Group owning or controlling more than 7.5% of the then-outstanding shares of Common Stock in the aggregate; or (ii) sell or otherwise transfer its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(b) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend a person for election or removal at any Stockholder Meeting at which the Company’s directors are to be elected or otherwise seek representation on the Board; (ii) knowingly initiate, encourage or in any way participate in, directly or indirectly, any solicitation of proxies or consents in respect of any election contest or removal contest at any Stockholder Meeting with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) knowingly initiate, encourage or participate in any “withhold,” “against,” “vote no,” defeat quorum or similar campaign with respect to any Stockholder Meeting; or (vi) knowingly encourage, advise or influence any other person or knowingly assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(c) form, join or in any way participate in any group or agreement of any kind with respect to any Voting Securities, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the members of the Investor Group or one or more of their Affiliates and Associates who are instructed to comply with the terms and conditions of this Agreement);

(d) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among members of the Investor Group and otherwise in accordance with this Agreement);

(e) seek publicly, alone or in concert with others, to waive, amend or modify any provision of the Charter or Bylaws;

(f) acquire or engage in any transaction involving any Synthetic Equity Interests resulting in the Investor Group having economic ownership of more than 7.5% of the Voting Securities or any Short Interests in the Company;

(g) make any request for stock list materials or other books and records of the Company under the DGCL or other statutory or regulatory provisions, or cause any such request to be made by the Investor Group Designee or any Replacement Designee, providing for shareholder or director access to inspect certain books and records;

(h) make any proposal or public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to proposals or public statements related to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any change in the Company’s management, business, performance, capital structure, corporate governance policies or compensation practices, (D) any Extraordinary Transaction or any material acquisition of any assets or businesses of the Company or any of its subsidiaries, (E) a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, (G) the 2023 Annual Meeting or any of the matters being considered at the 2023 Annual Meeting, including without limitation, the Stock Plan Amendment, or (H) any intent, purpose, plan or proposal that is inconsistent with the standstill provisions of this Agreement;

(i) (A) knowingly initiate, make or in any way participate, directly or indirectly, any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter, or (B) effect or seek to effect, offer or propose to effect, knowingly cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the Voting Securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

Notwithstanding anything in this Agreement to the contrary, the restrictions in this Agreement shall not prevent the members of the Investor Group from (1) making any factual statement (a) as required by applicable legal process, subpoena or Legal Requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by any of the members of the Investor Group) or (b) on a confidential basis, to the limited partners and other bona fide investors of controlled Affiliates of the Investor Group, (2) making any confidential communication to the Company or its directors or officers that would not be reasonably expected to trigger public disclosure obligations for either party and (3) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by the Investor Group Designee of his or her fiduciary duties in his or her capacity as a director of the Company.

4. Non-Disparagement. During the Standstill Period, the Company and each member of the Investor Group shall each refrain from making, and shall cause their respective Representatives not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media (including social media), analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, attempts to discredit, criticizes, calls into disrepute, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of public statements or announcements by any member of the Investor Group or their related parties described above: the Company, or any of its Affiliates, subsidiaries or Representatives, or any of its or their respective current or former officers, directors or employees, or the Company’s corporate strategy, corporate activities, practices, procedures, business, business operations, or products or services, and (b) in the case of statements or announcements by the Company or its related parties described above: the members of the Investor Group or any of their Affiliates, subsidiaries or Representatives, or any of their respective current or former officers, directors, members, general partners or employees, or their respective investment or business strategies, investment or business activities, practices, procedures, business operations, or products or services. The restrictions in this Section 4 shall not: (1) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; (2) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; or (3) apply to efforts to enforce either party’s rights pursuant to this Agreement in accordance with this Agreement. The limitations set forth in this Section 4 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 4 if such statement by the other party was made in breach of this Agreement.

5. No Litigation. During the Standstill Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) claims arising out of any facts not known by such party as of the date hereof, (b) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (c) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that this Section 5 shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6. Public Statements; SEC Filings.

(a) Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A and, following the issuance thereof, any public statements by any party in respect of this Agreement or the subject matter hereof shall be consistent with the Press Release. Prior to the issuance of the Press Release, neither the Company nor any member of the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

(b) Promptly following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any timely comments of the members of the Investor Group and their Representatives.

7. Confidentiality.

(a) For so long as an Investor Group Designee is serving as a director on the Board, each member of the Investor Group acknowledges that following his or her appointment to the Board, each member of the Investor Group shall not communicate with the Investor Group Designee regarding the Company without the prior written consent of the Company, other than in accordance with the terms of this Agreement.

(b) The Investor Group acknowledges and agrees that the Investor Group Designee will be required to keep confidential all confidential information of the Company and not disclose to any third party (including to the Investor Group or any member of the Investor Group) any confidential information (including discussions or matters considered by the Board) unless and until such matters are publicly disclosed by the Company.

(c) For the avoidance of doubt, the parties acknowledge and agree that the confidentiality obligations of the Investor Group Designee under this Section 7 shall be in addition to, and not in lieu of, the Investor Group Designee’s confidentiality obligations under the DGCL, the Charter, Bylaws and the Corporate Governance Guidelines.

8. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

9. Representations and Warranties.

(a) Each member of the Investor Group, severally and not jointly, represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each member of the Investor Group, severally and not jointly, represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of any organizational documents of it as currently in effect, and that the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Each member of the Investor Group, severally and not jointly, represents and warrants that, as of the date of this Agreement, the shares of Common Stock owned beneficially or of record by each member of the Investor Group as of the date of this Agreement are listed on Schedule A attached hereto. Each member of the Investor Group, severally and not jointly, represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests or any Short Interests in the Company, except as listed on Schedule A attached hereto. Each member of the Investor Group, severally and not jointly, represents and warrants that as of the date hereof, except as specifically disclosed on Schedule A attached hereto, (x) none of the members of the Investor Group owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (y) none of the members of the Investor Group have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company other than this Agreement.

(b) The Company hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and that the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

10. Termination; Standstill Period.

(a) Except as otherwise provided in this Section 10, this Agreement shall remain in full force and effect for the period (the “Standstill Period”) commencing on the date of this Agreement and ending on the date that is thirty (30) calendar days prior to the notice deadline under the Bylaws for stockholders to submit stockholder nominations for election to the Board at the 2024 Annual Meeting; provided, however, that a non-breaching party may terminate this Agreement prior to the termination of the Standstill Period upon a judicial determination that the Company or any member of the Investor Group, as the case may be, has materially breached any of the terms of this Agreement and has failed to cure any such breach within 15 days of receipt of written notice of such determination.

(b) Notwithstanding anything to the contrary contained in this Agreement, Section 2(b), this Section 10, and Section 12 through Section 16 shall not terminate at the end of the Standstill Period, but shall remain in full force and effect through the conclusion of the 2024 Annual Meeting.

(c) If this Agreement is terminated in accordance with this Section 10, this Agreement shall forthwith become null and void (except as provided in Section 10(b)), but no termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

11. Expenses. The Company shall, within seven (7) days following receipt of all necessary documentation related to the Investor Group’s reasonable out-of-pocket fees and expenses, reimburse the Investor Group for such reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the subject matter of this Agreement, provided that such reimbursement shall not exceed $750,000 in the aggregate.

12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

Anika Therapeutics, Inc. 32 Wiggins Avenue Bedford, Massachusetts 01730 Attn: David Colleran Email: dcolleran@anika.com	Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Attn: Joseph L. Johnson III Andrew H. Goodman Email: jjohnson@goodwinlaw.com agoodman@goodwinlaw.com

If to the Investor Group:	with mandatory copies (which shall not constitute notice) to:

Caligan Partners LP 515 Madison Avenue, 8th Floor New York, New York 10022 Attn: David E. Johnson Email: dj@caliganpartners.com	Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attn: Eleazer Klein Adriana Schwartz Daniel A. Goldstein Email: Eleazer.Klein@srz.com Adriana.Schwartz@srz.com Daniel.Goldstein@srz.com

13. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party irrevocably consents to accept service of process in any such Legal Proceeding by first class certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

14. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or any of its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

15. Certain Definitions and Interpretations.

(a) As used in this Agreement the following terms when used herein will have the respective meanings set forth below:

“Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the Standstill Period become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group.

“Annual Meeting” means an annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof.

“beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals or variations thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act, as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law.

“Bylaws” means the Company’s Bylaws, as may be amended from time to time.

“Charter” means the Company’s Certificate of Incorporation, as may be amended from time to time.

“Corporate Governance Guidelines” means the committee charters, corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and similar governance documents that are generally applicable to members of the Board.

“DGCL” means the Delaware General Corporation Law, as may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, results in a change in control of the Company or the sale of substantially all of its assets.

“Independent Director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of any of the members of the Investor Group or any of their Affiliates or Associates.

“Nominating Committee” means the Company’s Governance and Nominating Committee.

“Notice Deadline” means the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at an Annual Meeting.

“parties” means the Company, the Investor Group, and each of the members of the Investor Group (it being understood that the Investor Group and its members shall be deemed a single party as the context requires).

“Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, principals, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates.

“SEC” means the U.S. Securities and Exchange Commission.

“Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities.

“Standstill Period” has the meaning set forth in Section 10(a).

“Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof.

“Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

“Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

(b) In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (vi) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

16. Miscellaneous.

(a) This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Except as provided in this Agreement, this Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

ANIKA THERAPEUTICS, INC.

By:	/s/ Cheryl R. Blanchard
Name:	Cheryl R. Blanchard
Title:	Chief Executive Officer

INVESTOR GROUP:

CALIGAN PARTNERS LP

By:	/s/ David Johnson
Name: David Johnson
Title: Managing Member

CALIGAN PARTNERS MASTER FUND LP

By:	/s/ David Johnson
Name: David Johnson
Title: Managing Member

By:	/s/ David Johnson
Name: David Johnson

Schedule A

Schedule of Owned Shares

Member of Investor Group	Shares Beneficially Owned	Shares Owned of Record
Caligan Partners LP	488,497	0
Caligan Partners Master Fund LP	231,794	1,000
David Johnson	488,497	0

Exhibit A

Form of Press Release